EXHIBIT 10.2

FRAMEWORK AGREEMENT

regarding the rendering of IT project services

(in the form of services (Dienstleistungen) and

industrial services (Werkleistungen))

as well as regarding the operation of telematics services

between

Bayerische Motoren Werke Aktiengesellschaft

Petuelring 130

80788 Munich

- hereinafter referred to as “BMW” -

and

Vodafone Passo GmbH

Niederkasseler Lohweg 20

40547 Düsseldorf

- hereinafter referred to as the “Contractor” -

Preamble

BMW and the Contractor have already worked for some years together, in particular in the area of traffic telematics; the Contractor has rendered various services in this context as well as carried out the operation of telematics services for BMW.

For the purpose of the facilitation of the further contractual co-operation, the future services, insofar as nothing is agreed to the contrary in individual cases, are to be rendered in principle in accordance with the following Framework Agreement by the Contractor for BMW. If the Contractor is instructed with the rendering of IT project services, usually industrial services are to be rendered. Something different shall only apply if the Contractor exceptionally is not to bear any responsibility for the attaining of a particular result and the remuneration is to be made on a time and materials basis.

1.	Object of the Agreement

1.1	In the framework of this Agreement, the Contractor shall take over the construction of the works listed in the service description (pursuant to the respective individual contract). This Agreement shall also apply to the ordering of services and the operation of telematics services.

1.2	The respective individual contract or services or industrial services shall contain, inter alia, a complete description of the scope of the services as well as a more detailed description of the test and acceptance criteria, the dates to be adhered to, the precinct description (Umfeldbeschreibung), the necessary documentation content and the collaborative service by BMW.

1.3	The individual contract or the operation of telematics services shall contain, inter alia, a description of the scope of the service, a Service Level Agreement, the collaborative obligations of BMW, the assumptions and boundaries regarding the operation of the services, the prices, conditions and issuing of invoices, the dates to be adhered to as well as the durations of the contract.

1.4	The entry into an individual contract shall take place in the form of a contractual document signed by both parties or through written confirmation of an order letter by the Contractor. The Contractor shall confirm the order after receipt of the BMW order letter or inform it which changes are necessary for the entry into an individual contract.

1.5	If reference is made in the individual contract to the service description, then this shall merely concern the technical part.

1.6	General terms and conditions of both contractual parties shall not apply; this shall be the case even if the general terms and conditions are not expressly objected to in the individual case.

This Framework Agreement shall not give rise to any obligation to use services or to enter into individual contracts.

1.7	This Framework Agreement shall not apply in connection with the “Pre-Fit SIM” project.

2.	Execution of the Project in the Context of Services and/or Industrial Services

2.1	The project leader to be named by the Contractor shall plan, co-ordinate and monitor all of the interests and needs of the project. S/he shall be the responsible contact partner for the BMW project leader.

2.2	The Contractor’s project leader shall inform the BMW project leader on a monthly basis about the status of the industrial service. S/he shall be obliged to also submit a current project pursuit plan with commencement and completion dates, degree of completion and status of every main functionality.

3.	Changes and Additions to the Scope of the Service

3.1	All agreements (including Change Requests) which lead to changes of content or temporal changes shall require the written form and must be signed by both parties. In this regard, the regulations of the Change Request Process agreed upon between BMW and the Contractor pursuant to Clause 3.2 hereof are to be complied with.

3.2

BMW shall be able to request changes (expansions/reductions) to the project regarding industrial services until acceptance, and regarding services as well as regarding the operation of telematics services during the term of the respective individual contract, insofar as this is reasonable for the Contractor - for example, with regard to its capacity. If substantial contractual stipulations (quality, prices, periods) will be influenced thereby, the Contractor is to inform BMW - insofar as nothing to the contrary has been agreed upon - within 9 working days in the form of an addendum offer or a detailed written statement, in the case of date postponement, by a new time schedule. Otherwise it is to be assumed that the changes desired by BMW lie within the framework of the existing agreements.

3.3	To the extent that the agreements regarding industrial services exceed the agreed fixed price and the agreements regarding services as well as the operation of telematics services exceed the agreed price, the Contractor’s project leader shall give notification in accordance with Clause 3.2 above of the amount of the additional costs to be anticipated or estimated. The BMW project leader shall make a decision regarding the execution according to that notification. In the case of execution, an addendum to the respective individual contract shall be drawn up.

4.	Collaborative Obligations

The Contractor shall receive from BMW in a timely manner all of the documents, information, data and individual-contract-stipulated collaborative obligations of BMW necessary for the rendering of the service.

5.	Remuneration

5.1	The fixed price/price agreed upon in the respective individual contract shall apply. All of the ancillary services shall be included therein. The price is understood to be plus VAT in the applicable statutory amount insofar as the Contractor is entitled to input tax and issues a proper invoice.

5.2	In the case of industrial services, payment shall be made within 30 days after acceptance or partial acceptance (insofar as agreed in the respective individual contract). If the receipt of the invoice occurs after the acceptance date, the running of the 30-day period shall commence upon the receipt of the invoice.

In the case of services, payment shall be made after contractually-compliant rendering of the service and receipt of the auditable invoice within 30 days.

The provisions agreed upon in the respective individual contract with regard to the rendering of invoices and payment conditions shall apply to the operation of telematics services.

5.3	Travel costs shall be reimbursed in the framework of the tax provisions if BMW approved the journey beforehand, however, this shall not be done with flat rates, but rather only settled upon presentation of receipts and invoices.

6.	Documentation for Industrial Services

The documentation is to be submitted at the latest upon acceptance of the work results and is therefore a prerequisite for the acceptance.

7.	Acceptance regarding Industrial Services

7.1	With the acceptance, BMW declares to the Contractor that the work delivered by the Contractor corresponds to the jointly-stipulated requirements.

7.2	The Contractor shall announce in writing to BMW the readiness of the work for acceptance inspection at least 2 weeks in advance. In the case of a renewed call for acceptance after an acceptance refusal, this announcement period shall cease to be applicable.

7.3	The scope of delivery and service is to be handed over to BMW at the time of readiness for acceptance. An acceptance period of 4 weeks shall commence upon the readiness for acceptance.

7.4	The Contractor shall make itself available to BMW to a reasonable extent for support with the acceptance inspections. BMW shall draw up a record regarding defects determined during the acceptance inspection; the record must contain a description of the defect and its categorisation.

7.5	At the latest upon expiry of the acceptance period, BMW shall hand over to the Contractor the acceptance record, which identifies the object of the acceptance, and which lists any defects determined during the acceptance inspection, gives a declaration of acceptance or refusal of acceptance, and in the case of refusal of acceptance, the grounds for the refusal.

7.6	As soon as all services and criteria stipulated in individual contracts have been rendered or fulfilled respectively, and the work does not demonstrate any defects preventing acceptance, the acceptance is to be declared in writing by BMW.

7.7	If the acceptance is neither declared nor justifiably refused within the acceptance period, then the work shall be deemed to have been accepted upon the expiry of 6 weeks after the expiry of the acceptance period.

8.	Guarantee for Industrial Services

The Contractor shall take over the guarantee for the duration of 18 months after acceptance of the entire services—related to the respective individual contract - in the framework of the statutory provisions (limitation of liability pursuant to § 9 hereof). The removal of defect(s) shall be undertaken without undue delay after written notification of the defect(s), and only then be finished when the defect has been rectified. If the defect is not removed within an appropriate time, BMW shall be entitled to the statutory guarantee rights. BMW shall make available to the Contractor the information and documents necessary for the reconstruction of the defect.

9.	Liability

The contractual partners shall be liable without limitation for intentionally or grossly negligently caused damage or loss.

In addition, the contractual partners shall be liable for all negligently caused other damage or loss - regardless of the legal ground - up to the amount of the respective minimum turnover promised by BMW per calendar year in which the loss or damage was suffered, or, if the actual annual turnover is greater, up to the amount of the actual annual turnover. If a minimum turnover has not been agreed upon and the actual turnover is lower than €1 million, liability for negligence per instance of damage or loss shall be limited to €1 million, however to a maximum of €2 million in total per calendar year for all of the individual contracts in that calendar year.

Liability for loss of profit is hereby excluded.

10.	Dates/Contractual Penalties

10.1	The dates and service times agreed upon in the respective individual contracts shall apply subject to the prerequisite of timely fulfilment of all of BMW’s obligations. This shall particularly also include the timely provision of hardware and software by BMW or third parties for the services to be rendered by the Contractor.

10.2	As soon as it is recognisable by the Contractor that the dates and service times agreed upon will not be capable of being adhered to, the Contractor shall inform BMW of this fact without undue delay in writing and cite the grounds therefor.

10.3

In the case of delays which are not attributable to the Contractor, the Contractor shall, upon request, have a claim to appropriate prolongation of the dates and delivery times agreed upon. In the case of delays which are attributable to

BMW, the Contractor shall have a claim for reimbursement of the costs it incurs as a result thereof (without loss of profit), in the liability limitations pursuant to Clause 9 hereof.

10.4	Insofar as nothing is provided to the contract in the respective individual contract, the contractual penalty for every complete week of any delay which occurs which is attributable to the Contractor shall amount to 1% of the order value of the individual contract concerned, however, a maximum of a total of 5% of the order value. BMW shall only be able to make a claim for loss in excess of that amount, as a result of the delay, in exchange for evidence and only in the framework of the liability limitations contained in Clause 9 of this Agreement. Any contractual penalty is to be set off in this regard.

10.5	With regard to the operation of telematics services, the provisions of the individual Service Level Agreements agreed upon shall apply.

11.	Trademark Rights

11.1	The Contractor shall ensure that the services to be rendered by it are free from third-party trademark rights which preclude or impair their use by BMW on the conditions contractually agreed upon.

11.2	The Contractor shall release BMW from all third-party claims which are justifiably made against BMW due to the contractually-compliant use of the work results effected by the Contractor. This right of indemnity shall also cover the substantiated, necessary, immediate costs arising in connection with any legal disputes.

11.3	If the Contractor does not succeed in ensuring the contractually-compliant use of the services in a suitable way, BMW shall be able to demand compensation and to rescind the individual contract concerned if BMW made the Contractor aware of the claim of a third party without undue delay, and if the third-party claim is not based on changes made by BMW to the services rendered by the Contractor. BMW shall not be entitled without the Contractor’s consent to recognise claims of a third party or to enter into settlements in that regard. The liability limitations pursuant to Clause 9 hereof shall not apply to claims of BMW for compensation for damage or loss suffered by it as a result of the infringement of third-party rights pursuant to this Clause 11, in which regard, however, any liability for loss of profits is hereby excluded.

12.	Usage Rights

12.1	BMW shall receive a free-of-charge, non-exclusive, transferable, temporally and spatially unlimited usage right in all services rendered by the Contractor which are a contractual object, and in all other written, machine-readable and other work results created in the framework of the respective individual contract. The usage right shall include the right to process and further develop - including by third parties. The Contractor shall hand over to BMW the current version, as of the date of the rendering of the service, of the source code for the own software developed by the Contractor in the framework of the individual contract concerned.

In the case of the operation of telematics services, the right to usage of industrial old property rights and patents existing in this regard shall be limited up to the expiry of the individual contract for the operation of telematics services. After the expiry of the individual contract, the contractual partners shall commence negotiations regarding conditions for the further usage of the rights, insofar as this is desired by BMW.

The Contractor shall only be entitled in consultation and agreement with BMW to sell and market the services rendered/work results produced by the Contractor for BMW. If the Contractor’s sales or marketing endeavours lead to the entry into a contract by the Contractor with a third party (a third party is any party but BMW), the Contractor shall be obliged to involve BMW to an appropriate extent pursuant to Annex 1, which constitutes a part of this provision.

12.2	BMW and the Contractor shall be entitled to file trademark right applications for inventions which are created in the context of the rendering of the service, in the context of so-called joint inventors (Erfindergemeinschaft) as co-owner of these trademark rights. The contractual partner whose employees produce inventions shall pay the employee invention remuneration anchored by statute in the Federal Republic of Germany.

13.	Insurance Protection

At the time of entry into this Framework Agreement, the Contractor has a commercial third-party liability insurance policy with the insured sums cited in the attached insurance confirmation (Annex 2). The Contractor shall maintain this insurance protection during the term of this Framework Agreement and all of the individual contracts, and shall provide evidence of this upon request by BMW.

14.	Confidentiality, Data Protection

14.1	The Contractor is in particular subject to the provisions of the German Federal Data Protection Act (BDSG) and the German Telecommunication Service Company-Data Protection Ordinance (TDSV) with regard to the protection of the personal data made available by BMW or the BMW customers, or the personal data of which the Contractor gained knowledge during the co-operation with BMW. Personal data which gives information regarding the precise facts of telephone conversations is to be classified as particularly sensitive.

14.2	The Contractor shall carefully select the personnel entrusted with the data processing, inform them about all of the legal aspects of data protection, and oblige them to preserve data secrecy. The obligation is to be made on record and evidence of this is to be provided to BMW upon its request.

14.3	The Contractor hereby undertakes to take the measures detailed in § 9 of the BDSG and its Annex and when dealing with personal data to implement the data protection and security conditions of BMW, insofar as this is reasonable for the Contractor from a technical and economic perspective. The Contractor shall make the respectively current version of the data protection and security conditions available to BMW.

14.4	BMW shall be entitled to monitor the compliance with the data protection provisions by the Contractor. For this purpose, the individual authorised by BMW to monitor the data protection compliance shall have access to the business of the (Contractor) after written prior announcement at the usual business times, insofar as the business will not be unduly interrupted. Support is to be given to this individual in the monitoring process.

14.5	Insofar as the joint business relations of the Contractor and BMW are concerned,

•	the Contractor shall submit to BMW the reports by the individual authorised to monitor the data protection compliance (if necessary in excerpt form) and

•	the Contractor shall redress without undue delay any complaints made by the competent data protection monitoring authority and the individual authorised by BMW to monitor data protection compliance.

14.6	The Contractor shall only have recourse to data which is necessary in the context of the contractually-governed co-operation and for the fulfilment of the purpose assigned by BMW.

14.7	The Contractor hereby undertakes to only process and use the data given to it by BMW and its customers for the purpose assigned by BMW and in the manner permitted by BMW.

The Contractor shall only make the data given to it by BMW and customers available to those employees who need to know it in order to execute the Agreement between the parties.

14.8	Upon request, at the latest however upon the cessation of the contractual relationship between BMW and the Contractor, all existing data in this context is to be returned to BMW or is to be irretrievably deleted by the Contractor upon BMW’s request. The deletion shall take place at the latest upon the expiry of mandatory data-protection law periods. Upon request by BMW, the deletion is to be confirmed in writing.

14.9	In the event of a breach of the obligations herein detailed or if indications of such a breach exist, the Contractor hereby undertakes to inform BMW of that fact without undue delay.

14.10	After the cessation of the contractual relationship between BMW and the Contractor, the Contractor’s obligation to comply with its data-protection law obligations shall continue to exist.

14.11	The Contractor shall be obliged to treat confidentially all knowledge of business secrets gained in the framework of the contractual relationship, including the documents made available to it.

The Contractor shall be obliged to keep all documents associated with the instruction safe from access by unauthorised parties. The Contractor shall be obliged to give these documents back, including any copies made, at the latest after cessation of the Agreement.

The provisions of this Clause 14 shall prevail over the confidentiality agreement dated 23 June 1998, otherwise that agreement shall remain unaffected hereby.

15.	Assignment of Rights, Instruction of Sub-Contractors

The Contractor shall only be able to transfer rights and obligations arising out of the Framework Agreement and the individual contracts, to procure the collection of claims by third parties, and to instruct sub-contractors with the rendering of services which constitute a contractual object, with the prior written consent of BMW. The consent requirement shall not apply in the case of affiliated companies of the Contractor in the sense of § 15 of the German Stock

Corporation Act (AktG). BMW may only refuse the instructing of sub-contractors with the rendering of services which constitute a contractual object if there is an important reason for so refusing.

16.	Termination

16.1	This Framework Agreement shall enter into force upon signature by both parties, and is entered into for an indefinite period of time. It is able to be terminated by either party with a notice period of 12 months to the respective end of the quarter, for the first time as of 31 March 2004. In the event of termination of the Framework Agreement, the conditions of the Framework Agreement shall continue until the respective individual contracts expire.

16.2	In the case of industrial services, BMW shall be able to terminate the entire order or parts thereof at any time.

If the termination reasons are attributable to the Contractor, then only the contractually-compliant services which have been rendered, completed and substantiated until that date are to be paid for, insofar as these are utilisable for BMW. BMW’s claims for compensation shall remain unaffected hereby.

If the termination reasons are not attributable to the Contractor, then it shall receive all of the remuneration owed for the services rendered until that date. In addition, the Contractor shall have a claim to reimbursement of any additional costs, upon presentation of evidence and taking into account its duty to minimise loss, up to a maximum of 40% of the fee claim for the services not rendered.

16.3	The notice period for the termination of services by BMW shall amount to 2 weeks, the operation of telematics services can be terminated by BMW and by the Contractor with a notice period of 12 months to month’s end. In the event of a notice period-compliant termination of services as well as the operation of telematics services, neither party shall have any further claims arising out of the cessation of an individual contract.

16.4	The termination must be declared in writing.

17.	Data Sheet regarding External Rendering of Services

The attached “Data Sheet regarding External Rendering of Services” (Merkblatt zur Fremdvergabe von Leistungen) constitutes a part of the Agreement.

18.	Final Provisions

18.1	This Agreement together with the individual contracts contains all of the agreements between the parties in connection with the rendering of the IT project services (in the form of services and/or industrial services) as well as in connection with the operation of telematics services. Amendments and additions to this Agreement shall require the written form.

18.2	Should a provision of this Agreement be or become invalid, then the validity of the remaining part of this Agreement shall not be affected thereby. The contractual partners shall be obliged in the context of the reasonable and in good faith to replace the invalid provision with a permissible provision which is equivalent in terms of economic success, insofar as no substantial change of the contractual content is effected thereby.

18.3	The provisions of this Agreement as well as the legal relations of the parties shall be subject to German law, and exclude the operation of the UN law of sales.

18.4	The legal venue shall be the headquarters of the respective party sued.

18.5	The contract entered into between BMW and the Contractor in July 1999 regarding the development and rendering of services as well as services in the framework of BMW Assist (including addendum dated 15 December 2000) shall remain unaffected by this Framework Agreement.

18.6	This Framework Agreement shall apply to all agreements between BMW and the Contractor which have been entered into since 1 November 2002, and also to such agreements which are entered into after its signature insofar as nothing to the contrary is agreed upon in an individual contract.

BMW	Contractor

Munich, (date)	Düsseldorf, (date)

Bayerische Motoren Werke Aktiengesellschaft	Vodafone Passo GmbH